Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) Of

The Securities Exchange Act of 1934

Date of Report:  October 21, 2013

RICK'S CABARET INTERNATIONAL, INC.

(Exact Name of Registrant As Specified in Its Charter)

Texas	001-13992	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road

Houston, Texas 77066

(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730

(Issuer’s Telephone Number, Including Area Code)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 21, 2013, the Purchase and Sale Agreement (the “Real Estate Agreement”) between our wholly owned subsidiary, RCI Holdings, Inc. (“RCI Holdings”) and Regent 33rd Corp. (“Regent”) was terminated. This agreement, which was entered into on December 6, 2012 (as disclosed in a Form 8-K filed on December 12, 2012), contemplated RCI Holdings purchasing from Regent for $23,000,000 the land and building located at 50 West 33rd Street, New York, New York where an adult cabaret owned by our subsidiary (“New York Sub”) is located. Concurrent with the termination of the Real Estate Agreement, RCI Holdings entered into an Option Agreement to purchase the property, inclusive of the current improvements and a portion of the “air rights.” The Option Agreement provides RCI Holdings the right to purchase the property and remaining air rights for $10,000,000 (less credit for the $750,000 contract deposit under the terminated Real Estate Agreement). The option must be exercised on or before September 30, 2018. A memorandum of the Option Agreement will be recorded against the property. In addition, at closing New York Sub entered into an amendment of its lease with Regent (the lease is a net lease for the property) increasing the rent to $100,000 per month until June 30, 2018.

Also concurrent with the termination of the Real Estate Agreement, a third party (the “Third Party Purchaser”) purchased from Regent the balance of the air rights of the property that are not subject to the Option Agreement. The purchase price for these air rights was $13,000,000, of which RCI Holdings contributed $5,200,000 in connection with the overall business transaction. Use of all the air rights and future development of the property are subject in part to the terms of a zoning lot development and easement agreement between Regent and the Third Party Purchaser.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

10.1	Option Agreement dated October 21, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: October 25, 2013	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer